Exhibit 3.1

AMENDMENT NO. 7

TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS PIPELINE PARTNERS, L.P.

THIS AMENDMENT NO. 7 TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS PIPELINE PARTNERS, L.P. (this “Amendment”), dated as of March 31, 2010, but effective as of January 11, 2010, is entered into and effectuated by Atlas Pipeline Partners GP, LLC, a Delaware limited liability company (the “General Partner”) and the general partner of Atlas Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), pursuant to authority granted to it in Section 13.1 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 9, 2004, as amended (the “Limited Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Partnership Agreement.

WHEREAS, Section 13.1(d) of the Limited Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Limited Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect, and the General Partner has determined that the amendment effected hereby does not adversely affect the Limited Partners in any material respect; and

WHEREAS, Section 7.10 (a) of the Limited Partnership Agreement provides that, (i) whenever a potential conflict of interest exists or arises between, inter alia, the General Partner and the Partnership, any Partner or Assignee, any resolution or course of action by the General Partner shall be permitted and deemed approved by all Partners, and shall not constitute a breach of the Limited Partnership Agreement or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of the Limited Partnership Agreement is deemed to be, fair and reasonable to the Partnership, and (ii) any resolution of the conflict of interest shall be conclusively deemed to be fair and reasonable to the Partnership if such resolution is approved by Special Approval, and such Special Approval has been obtained; and

WHEREAS, this Amendment has been approved by Special Approval.

NOW, THEREFORE, it is hereby agreed as follows:

1) The Partnership Agreement is hereby amended as follows:

a) Amendment to Section 1.1. Section 1.1 of the Limited Partnership Agreement is hereby amended to add or amend or restate the following definitions in appropriate alphabetical order:

“Percentage Interest” means as of any date of determination (a) as to the General Partner (with respect to its General Partner Interest), an aggregate 1.0101%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 98.9899% less the percentage applicable to clause (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance; provided however, that during the Waiver Period, the Percentage Interest of the General Partner in clause (a) shall be 0.9595% and the Percentage Interest amount in clause (b)(i) shall be 99.0405%. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Waiver Period” has the meaning assigned such term in Section 5.2(b).

b) Amendment to Section 5.2(b). Section 5.2(b) of the Limited Partnership Agreement is hereby amended and restated as follows:

(b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the issuance of the Common Units issued in the Initial Offering), the General Partner shall be required to make additional Capital Contributions equal to 1/99th of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests; provided however, that with respect to the Capital Contribution in the amount of $166,343 required hereunder in connection with the Partnership’s issuance of an aggregate of 2,689,765 Common Units upon exercise of certain warrants on January 11, 12 and 14, 2010, the General Partner shall not be required to make such Capital Contribution until it has received aggregate distributions under Section 6.4(b) hereof, beginning with the first Quarter of 2010, sufficient to fund the required Capital Contribution (such period, ending on the date the required Capital Contribution is paid, the “Waiver Period”).

c) Amendment to Sections 6.1(a), (b) and (c). Sections 6.1(a), (b) and (c) are hereby amended and restated as follows:

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i) First, 100% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

(ii) Second, to the General Partner, in accordance with its Percentage Interest, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years and the balance to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iii) Third, the balance, if any, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, to the General Partner and the Unitholders, Pro Rata, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, to the General Partner and the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii) Third, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 100% less the Percentage Interest of the General Partner Interest, and to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) plus (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, to the Unitholders holding Subordinated Units, Pro Rata, in a percentage equal to 100% less the Percentage Interest of the General Partner Interest, and to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date (or the date on which the Carrying Value of Partnership property is adjusted pursuant to Section 5.6(d)) occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 86.0101% less the Percentage Interest of the General Partner Interest, to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, and 13.9899% to the holders of the Incentive Distribution Rights, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the “First Liquidation Target Amount”);

(E) Fifth, to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 76.0101% less the Percentage Interest of the General Partner Interest, to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, and 23.9899% to the holders of the Incentive Distribution Rights, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the “Second Liquidation Target Amount”); and

(F) Finally, any remaining amount to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 51.0101% less the Percentage Interest of the General Partner Interest, to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, and 48.9899% to the holders of the Incentive Distribution Rights, Pro Rata.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, to the extent that Net Termination Gain has been allocated pursuant to Sections 6.1(c)(i)(B)-(F) and not previously offset by allocations of Net Termination Loss pursuant to this Section 6.1(c)(ii)(A), to the Unitholders and holders of Incentive Distribution Rights in the reverse order and the same ratios as such prior allocations of Net Termination Gain;

(B) Second, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, to the Unitholders holding Subordinated Units, Pro Rata, in a percentage equal to 100% less the Percentage Interest of the General Partner Interest, and to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(C) Third, to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 100% less the Percentage Interest of the General Partner Interest, and to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(D) Fourth, the balance, if any, 100% to the General Partner.

d) Amendment to Sections 6.4(b) and (c). Sections 6.4(b) and (c) of the Limited Partnership Agreement are hereby amended and restated as follows:

(b) After Subordination Period. Available Cash (less the Permitted Western Gas Resources Distributions) with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 100% less the Percentage Interest of the General Partner Interest, and to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 86.0101% less the Percentage Interest of the General Partner Interest, to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, and 13.9899% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 76.0101% less the Percentage Interest of the General Partner Interest, to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, and 23.9899% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such quarter; and

(iv) Thereafter, to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 51.0101% less the Percentage Interest of the General Partner Interest, to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest, and 48.9899% to the holders of the Incentive Distribution Rights, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution and the Second Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(iv) and the Permitted Western Gas Resources Distributions.

(c) Special Subordination after the Quarter Ended June 30, 2007. Notwithstanding the provisions of Section 6.4(b), amounts distributable to the holders of Incentive Distribution Rights shall be subject to reduction as follows:

(i) For each Quarter from the Quarter beginning July 1, 2007 until the Quarter ending December 31, 2007, after the holders of the Incentive Distribution Rights have received an aggregate of $3.7 million with respect to such Incentive Distribution Rights, they shall not be entitled to further distributions with respect to such Incentive Distribution Rights until the amount distributable pursuant to Section 6.4(b), but for the application of this subparagraph to the holders of the Incentive Distribution Rights, would have been $8.7 million. Any amounts not distributed to the holders of Incentive Distribution Rights because of the operation of this subparagraph shall be distributed to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 100% less the Percentage Interest of the General Partner Interest, and to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest.

(ii) For each Quarter from the Quarter beginning January 1, 2008 until the Quarter ending June 30, 2009, after the holders of the Incentive Distribution Rights have received an aggregate of $7.0 million with respect to such Incentive Distribution Rights, they shall not be entitled to further distributions with respect to such Incentive Distribution Rights until the amount distributable pursuant to Section 6.4(b), but for the application of this subparagraph to the holders of the Incentive Distribution Rights, would have been $12.0 million. Any amounts not distributed to the holders of Incentive Distribution Rights because of the operation of this subparagraph shall be distributed to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 100% less the Percentage Interest of the General Partner Interest, and to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest.

(iii) For each Quarter from and after the Quarter beginning July 1, 2009, after the holders of the Incentive Distribution Rights have received an aggregate of $7.0 million with respect to such Incentive Distribution Rights, they shall not be entitled to further distributions with respect to such Incentive Distribution Rights until the amount distributable pursuant to Section 6.4(b), but for the application of this subparagraph to the holders of the Incentive Distribution Rights, would have been $10.75 million. Any amounts not distributed to the holders of Incentive Distribution Rights because of the operation of this subparagraph shall be distributed to the Unitholders holding Common Units, Pro Rata, in a percentage equal to 100% less the Percentage Interest of the General Partner Interest, and to the General Partner in a percentage equal to the Percentage Interest of its General Partner Interest.

2)	Agreement in Effect. Except as hereby amended, the Limited Partnership Agreement shall remain in full force and effect.

3)	Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the state of Delaware, without regard to principles of conflicts of laws.

4)	Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS PIPELINE PARTNERS, L.P.

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	CEO and President

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